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                                                        Exhibit No. EX-99.h.2.c

                      AMENDMENT TO TRANSFER AGENT AGREEMENT

THIS AMENDMENT, dated as of July 24, 2002, modifies the Transfer Agent Agreement dated August 27, 1999, as amended, by and between U.S. Bancorp Fund Services, LLC (the "Transfer Agent") and Jacob Internet Fund Inc. (the "Fund"), such Agreement being hereinafter referred to as the "Agreement."

WHEREAS, Section 352 of the USA Patriot Act (the "Act") and the Interim Final Rule (Section 103.130) adopted by the Department of the Treasury's Financial Crimes Enforcement Network (the "Rule") requires the Fund to develop and implement an anti-money laundering program and monitor the operation of the program and assess its effectiveness; and

WHEREAS, in order to assist its transfer agent clients with their anti-money laundering compliance responsibilities under the Act and the Rule, the Transfer Agent has developed written procedures to promote the detection and reporting of potential money laundering activity by monitoring certain aspects of shareholder activity (the "Procedures");

WHEREAS, the Rule permits a mutual fund to delegate the implementation and operation of its anti-money laundering program to a service provider, such as a Transfer Agent; and

WHEREAS, the Fund desires to delegate to the Transfer Agent the day-to-day operation of the Procedures as part of the Fund's anti-money laundering program.

NOW THEREFORE, the parties agree, and the Agreement is hereby modified, as follows:

1. The Fund acknowledges that they have had an opportunity to review and consider the Procedures provided by the Transfer Agent. The Fund has determined that the Procedures implemented by the Transfer Agent, as part of the Fund's overall anti-money laundering program, are reasonably designed to prevent the Fund from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provision of the Bank Secrecy Act and the implementing regulations thereunder.

2. Based on this determination, the Fund hereby delegates to the Transfer Agent the day-to-day operation of the Procedures as part of the Fund's anti-money laundering program.

3. It is contemplated that these Procedures will be amended from time to time by the parties as additional regulations are adopted and/or regulatory guidance is provided relating to the Fund's anti-money laundering responsibilities.

4. The Transfer Agent agrees to provide to the Fund (a) prompt written notification of any transaction or combination of transactions that the Transfer Agent believes, based on the Procedures, evidence money laundering activity in connection with the Fund or any shareholder of the Fund, (b) prompt written notification of any customer(s) that the Transfer Agent reasonably believes, based upon its Procedures, to be engaged in money laundering activity, provided that the Fund agrees not to communicate this information to the customer, (c) any reports received by the Transfer Agent from any government agency or applicable




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     industry self-regulatory organization pertaining to the Transfer Agent's anti-money laundering monitoring for the Fund, as provided in this Amendment to the extent permitted by law, (d) prompt written notification of any action taken in response to anti-money laundering violations as described in (a), (b) or (c) to the extent permitted by law, and (e) an annual report of its monitoring and customer identification activities on behalf of the Fund. The Transfer Agent shall provide such other reports on the monitoring and customer identification activities conducted at the direction of the Fund as may be agreed to from time to time by the Transfer Agent and the Fund.

5. The Fund hereby directs, and the Transfer Agent acknowledges, that the Transfer Agent shall (a) permit federal regulators access to such information and records maintained by the Transfer Agent and relating to the Transfer Agent's implementation of the Procedures on behalf of the Fund, as they may request, and (b) permit such federal regulators to inspect the Transfer Agent's implementation of the Procedures with respect to Fund investors.

6. Fees and expenses (other than those already set forth in the Agreement) for services to be provided by the Transfer Agent hereunder shall be set forth in a fee schedule agreed upon by the Fund and the Transfer Agent from time to time. A copy of the initial fee schedule is attached hereto as Exhibit A.

7. This Amendment constitutes the written instructions of the Fund pursuant to the terms of the Agreement. Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS HEREOF, the undersigned have executed this Amendment as of the date and year first above written.


/s/Ryan Jacob                               /s/Joseph C. Neuberger
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Jacob Internet Fund Inc.                    U.S. Bancorp Fund Services, LLC


By: /s/Ryan Jacob                           By:
    --------------------------                  --------------------------------
    Authorized Officer                          Authorized Officer


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